Exhibit 23.1

FREEDMAN & GOLDBERG

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

ERIC W. FREEDMAN MICHAEL GOLDBERG DAVID C. GREIP JULIE A. CHEEK WILLIAM A. MARSHALL AMY S. JACKNOW GLORIA MOORE	TRI-ATRIA 31150 NORTHWESTERN HIGHWAY, SUITE 200 FARMINGTON HILLS, MICHIGAN 48334 (248) 626-2400 FAX: (248) 626-4298

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of i2 Telecom International, Inc. on Form 10K of our report dated March 29, 2006 for i2 Telecom International, Inc for the years ended December 31, 2005, 2004 and 2003, is a part of this Registration Statement.

We further consent to the reference by incorporation of the aforesaid report in i2 Telecom International, Inc. registration statement on form S-8 (333-130-835).

/s/ Freedman & Goldberg, CPAs, PC

Farmington Hills, MI

April 3, 2006